Exhibit 99.1

Inphi Corporation Announces First Quarter 2011 Results

First Quarter 2011 Revenues of $21.5 Million Represent 13% Growth Over Comparable 2010 Period

SANTA CLARA, Calif., April 27, 2011 – Inphi Corporation (NYSE: IPHI), a leading provider of high-speed analog semiconductor solutions for the communications and computing markets, today announced financial results for its first quarter ended March 31, 2011.

Revenue for the first quarter of 2011 was $21.5 million, compared with $19.1 million for the first quarter of 2010.

As reported under U.S. generally accepted accounting principles (GAAP), net income for the first quarter of 2011 was $2.4 million, or $0.08 per diluted common share, compared with GAAP net income of $12.0 million, or $0.26 per diluted common share, for the first quarter of 2010. GAAP net income and earnings per share for 2010 reflect in part a large income tax benefit recorded in 2010 related to the release and reversal of valuation allowances against deferred tax assets provided in previous periods. [See footnote (c) in the Reconciliation of GAAP net income to non-GAAP net income that follows.]

Gross margin on a GAAP basis for the first quarter of 2011 was 65.6% of revenue, compared with 62.3% of revenue for the first quarter of 2010.

Inphi reports net income, gross margin, and earnings per share in accordance with GAAP and additionally on a non-GAAP basis. A reconciliation of GAAP to non-GAAP net income, gross margin, and earnings per share, as well as a description of the items excluded from the non-GAAP calculations, is included in the financial statements portion of this press release.

Gross margin on a non GAAP basis for the first quarter of 2011 was 65.8% of revenue, compared with 62.4% of revenue for the first quarter of 2010.

Non-GAAP net income for the first quarter of 2011 was $2.8 million, or $0.10 per diluted common share. This compared with non-GAAP net income of $2.0 million, or $0.10 per diluted common share for the first quarter of 2010. The largest difference in the earnings per share number between GAAP and non-GAAP for the first quarter of 2010 compared with the first quarter of 2011 was related to Inphi’s initial public offering in November 2010, where Inphi issued 7.8 million common shares and converted existing preferred shares into common shares.

“We continue to have strong operating momentum resulting from solid execution,” said Young K. Sohn, President and CEO, Inphi. “We expect our design win pipeline to continue to grow with the rollout of our leading LRDIMM technology and 40G/100G networking products. We expect this strong operating momentum to continue through the second half of this year as we start to ship key products in production quantities, increasing our leadership position in high-speed analog semiconductors.”

Recent Highlights

•

Announced a new 100 GbE CMOS SerDes architecture, called iPHY, designed to enable the development of next generation low power and high port density 100 Gigabit Ethernet (100 GbE) solutions to address bandwidth bottlenecks in next generation data center and communications infrastructures.

•	Appointed Siddharth Sheth, formerly with NetLogic Microsystems, as Vice President of Marketing for Inphi’s high-speed connectivity products.

•	Announced Inphi’s 2850TA dual-channel transimpedance amplifier (TIA) enables the deployment of industry standard single wavelength 100G coherent transport systems.

•	Announced that Dr. Kai Li, Co-Founder and former Chief Scientist of Data Domain, and a Princeton University computer science professor, has joined Inphi’s Technical Advisory Board.

•	Completed a secondary public offering that priced on March 31, 2011 of approximately 3.9 million shares of common stock at a price to the public of $20.90 per share.

Business Outlook

The following statements are based on our current expectations for the second quarter of 2011. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to increase sequentially in the range of 9-12% in the second quarter of 2011 as compared to the first quarter of 2011.

•	GAAP gross margin and non-GAAP gross margin are expected to continue to be in the range of 65-66%.

•	Stock-based compensation expense is expected to be in the range of $1.9 million to $2.1 million.

•

GAAP net income is expected to be in the range of $2.4 million to $2.9 million, or $0.08-$0.10 per diluted common share on approximately 30.4 million diluted weighted average common shares outstanding.

•	Non-GAAP net income, excluding stock-based compensation expense, is expected to be between $3.6 million and $4.1 million, or $0.12-$0.14 per diluted common share.

Quarterly Conference Call Today

Inphi plans to hold a conference call at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today with Young K. Sohn, President and Chief Executive Officer, and John S. Edmunds, Vice President and Chief Financial Officer, to discuss first quarter of 2011 results.

The call can be accessed by dialing 866-271-5140; international callers should dial 617-213-8893, participant passcode: 28969530. Please dial-in ten minutes prior to the scheduled conference call time. A live and archived webcast of the call will be available on Inphi’s Website at http://investors.inphi.com for up to 30 days after the call.

About Inphi

Inphi Corporation is a leading provider of high-speed analog semiconductor solutions for the communications and computing markets, providing high signal integrity at leading-edge data speeds that are designed to address bandwidth bottlenecks in networks, minimize latency in computing environments and enable the rollout of next generation communications infrastructure. Inphi’s solutions provide a vital interface between analog signals and digital information in high-performance systems, such as telecommunications transport systems, enterprise networking equipment, enterprise and data center servers, storage platforms, test and measurement equipment and military systems. To learn more about Inphi, visit www.inphi.com.

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Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the first quarter of 2011 conference call regarding Inphi Corporation, which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as believe, expect, may, will, provide, could, and should, and the negative of these terms or other similar expressions. These statements, including statements relating to expectations of future revenue, stock-based compensation expenses, net income and operating margin performance, benefits of using non-GAAP financial measures, opportunities for data center and networking environments, future success for various products, the demand for our solutions, our ability to enable the rollout of next generation products, and other operating prospects. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: the Company’s ability to sustain profitable operations due to its history of losses and accumulated deficit; dependence on a limited number of customers for a substantial portion of revenue and lack of long-tem purchase commitments from our customers; product defects; risk related to intellectual property matters, lengthy sales cycle and competitive selection process; lengthy and expensive qualification process; ability to develop new or enhanced products in a timely manner; market development of and demand for the Company’s products, reliance on third parties to manufacture, assemble and test products; ability to compete and other risks inherent in fabless semiconductor businesses. In addition actual results could differ materially due to changes in tax rates or tax benefits available as well as changes in claims that may or may not be asserted as well as changes in pending litigation. For a discussion of these and other related risks, please refer to Inphi Corporation’s recent SEC filings, including its Registration Statement on Form S-1, as amended, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Inphi Corporation undertakes no obligation to update forward-looking statements for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

Corporate Contact:

Amy Lee

Inphi

408-217-7333

alee@inphi.com

INPHI CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$21,504	$19,086
Cost of revenue	7,387	7,187

Gross margin	14,117	11,899

Operating expenses:
Research and development	6,369	5,066
Sales and marketing	2,581	2,075
General and administrative	2,042	1,903

Total operating expenses	10,992	9,044

Income from operations	3,125	2,855
Other income	41	27

Income before income tax	3,166	2,882
Provision (benefit) for income tax	766	(9,117)

Net income	$2,400	$11,999

Net income allocable to common and participating common securities	$2,400	$1,349

Earnings per share:
Basic	$0.09	$0.65

Diluted	$0.08	$0.26

Weighted-average shares used in computing earnings per share:
Basic	25,250,497	1,999,383
Diluted	29,290,541	5,241,756

The following table presents details of stock-based compensation expense included in each functional line item in the consolidated statements of operations above:

	Three Months Ended March 31,
	2011	2010
	(in thousands of dollars) (Unaudited)
Cost of revenue	$41	$11
Research and development	279	122
Sales and marketing	138	76
General and administrative	170	112

	$628	$321

INPHI CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$111,208	$110,172
Accounts receivable, net	10,298	10,052
Inventories	4,637	5,095
Deferred tax assets and other current assets	5,211	5,245

Total current assets	131,354	130,564
Property and equipment, net	7,369	7,206
Goodwill and intangible assets, net	7,261	7,471
Deferred tax assets and other assets	14,416	13,716

Total assets	$160,400	$158,957

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,463	$6,692
Accrued expenses and other current liabilities	3,786	4,338
Deferred revenue	2,151	2,647

Total current liabilities	11,400	13,677
Other liabilities	3,145	2,594

Total liabilities	14,545	16,271

Stockholders’ equity:
Common Stock	25	25
Additional paid-in capital	177,396	176,505
Accumulated deficit	(32,244)	(34,644)
Accumulated other comprehensive income	678	800

Total stockholders’ equity	145,855	142,686

Total liabilities and stockholders’ equity	$160,400	$158,957

INPHI CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands of dollars, except share and per share amounts)

To supplement the audited financial data presented on a GAAP basis, the Company discloses certain non-GAAP financial measures, which exclude stock-based compensation, taxes related to the transition to a more international business structure and the release of the valuation allowance on our deferred tax assets. It also includes the assumed conversion of all outstanding shares of preferred stock into shares of common stock which occurred in connection with the initial public offering. These non-GAAP financial measures are not in accordance with GAAP. These results should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company believes that its non-GAAP financial information provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations because it excludes charges or benefits that management considers to be outside of the Company’s core operating results. The Company believes that the non-GAAP measures of gross margin, net income, earnings per share and weighted average shares outstanding in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective and a more meaningful understanding of the Company’s ongoing operating performance. In addition, the Company’s management uses these non-GAAP measures to review and assess the financial performance of the Company, to determine executive officer incentive compensation and to plan and forecast performance in future periods. The Company’s non-GAAP measurements are not prepared in accordance with GAAP, and are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.

INPHI CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
GAAP net income	$2,400	$11,999
Adjusting items to GAAP net income:
Operating expenses related to stock-based compensation expense, net of tax effect	449 (a)	252	(a)
Transitional tax effects of moving to an internationally based structure	—	(181	)(b)
Reversal of valuation allowance on deferred tax assets	—	(10,033	)(c)

Non-GAAP net income	$2,849	$2,037

Shares used in computing GAAP basic earnings per share	25,250,497	1,999,383
Weighted average effect of the assumed conversion of convertible preferred stock from the beginning of the period	—	14,481,700	(d)

Shares used in computing non-GAAP basic earnings per share	25,250,497	16,481,083

Shares used in computing GAAP diluted earnings per share	29,290,541	5,241,756
Weighted average effect of the assumed conversion of convertible preferred stock from the beginning of the period	—	14,481,700	(d)

Shares used in computing non-GAAP diluted earnings per share	29,290,541	19,723,456

Non-GAAP earnings per share:
Basic	$0.11	$0.12

Diluted	$0.10	$0.10

GAAP gross margin as a % of revenue	65.6%	62.3%
Stock-based compensation:
Cost of revenue	0.2%	0.1%

Non-GAAP gross margin as a % of revenue	65.8%	62.4%

(a)	Reflects the stock-based compensation expense recorded relating to stock based awards. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.
(b)	Reflects the transitional tax effects in 2010 of moving to an internationally based structure. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(c)	Reflects the tax benefit as a result of the reversal of the valuation allowance established against deferred tax assets in 2010. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.
(d)	The shares used to compute non-GAAP basic and diluted earnings per share include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if converted method as of the beginning of 2010 or the date of issuance, if later. In November 2010, in connection with the closing of our initial public offering, all of our outstanding preferred stock was converted into shares of our common stock.